Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (hereinafter referred to as “Employment Agreement” or “Agreement”) is entered into by and between CLS Holdings USA, Inc., a Nevada corporation (hereinafter referred to as the “Company”), and Andrew Glashow (hereinafter referred to as “Executive”).

Recitals

WHEREAS, the Company and the Executive entered into the original Employment Agreement (“Original Employment Agreement”) effective March 1, 2019 with Executive serving in the roles of President and Chief Operating Officer. The Original Employment Agreement was set to expire on February 28, 2021.

WHEREAS, effective October 1, 2019, the Company and the Executive entered into an Amendment to the Original Employment Agreement (the “First Amendment”). Pursuant to the terms of the First Amendment, the amended employment agreement was set to expire on February 28, 2022.

WHEREAS, effective May 1, 2022, the Company and the Executive entered into a second amendment to the Employment Agreement (the “Second Amendment). Pursuant to the terms of the Second Amendment, the amended employment agreement was set to expire on April 30, 2024.

WHEREAS, effective August 16, 2022, the Company and the Executive entered into a third amendment to the Employment Agreement (the “Third Amendment”). Pursuant to the terms of the Third Amendment, the amended employment agreement was set to expire on April 30, 2025. Additionally, pursuant to the terms of the Third Amendment, Executive was hired for the positions of President and CEO, following the resignation of Jeffrey Binder as the CEO.

WHEREAS, the Company and the Executive wish to enter into a new Employment Agreement with Executive pursuant to which: (1) Executive will be hired to serve as the CEO and Chairman of the Board of the Company and will no longer serve as President; (2) the term of the new Employment Agreement will be from March 1, 2023 to February 28, 2026; (3) Executive’s Base Salary will be increased to $325,000 annually; (4) Executive will be paid a monthly amount of $1,500 for health insurance and health related expenses; (5) Executive will be paid monthly for all home office expenses; and (6) Executive will receive an automobile allowance of $1,200 monthly.

WHEREAS, it is the intention of the Company and the Executive that, effective March 1, 2023, this Employment Agreement shall supersede and negate any previous employment agreements or amendments thereto, and that this Employment Agreement shall contain the full terms of the employment relationship between the Executive and the Company.

NOW THEREFORE, in consideration of the forgoing, the mutual promises contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Executive agree as follows:

Employment Agreement

1. Term of Employment. The term of this Agreement shall be for three (3) years, beginning on March 1, 2023 (the “Effective Date”) and ending on February 28, 2026. Upon expiration of the term, this Agreement shall automatically renew for successive terms of one (1) year, unless, without limiting the application of Sections 5, 6 and 7 of this Agreement, either party, at least sixty (60) days prior to such renewal, gives the other party written notice of intent not to renew.

2. Duties and Responsibilities. The Company hereby employs Executive as Chief Executive Officer (“CEO”) and Chairman of the Board with such powers and duties in that capacity as may be established from time to time by the Board of Directors of the Company in its discretion. In addition, Executive will devote his entire time, attention and energies to the business of the Company, its parent and their affiliates in such capacity as may be requested by the Board of Directors of the Company from time to time in its discretion during the term of this Agreement. During his employment, Executive will not engage in any other business activities, regardless of whether such activity is pursued for profits, gains, or other pecuniary advantage. Executive shall use his best efforts and skill to best promote the business and the interests of the Company. Executive shall at all times use his best efforts to preserve and maintain the business relationships between the Company and its executives, employees, clients, suppliers and vendors.

3. Compensation.

(a) Base Salary. During the term of this Agreement, the Company will pay a base salary of Three Hundred and Twenty-five dollars ($325,000) per annum to Executive, payable in installments according to the Company’s normal payroll practices and minus any legal and applicable withholdings.

(b) Salary Increases. The Company may, in its sole discretion, increase Executive’s salary from time to time, depending on criteria such as Executive’s performance and the financial performance of the Company.

(c) Bonus. In addition to Executive’s base compensation hereunder, Executive shall be entitled to receive, on an annual basis, a performance-based bonus in cash equal to two percent (2%) of the Company’s annual earnings before interest, taxes, depreciation and amortization (“EBITDA”) up to a maximum annual cash compensation of $1 million including Base Salary. The bonus shall be payable sixty (60) days following the end of each calendar year during the term of this Agreement. As an express condition of Executive’s receipt of the bonus, Executive must be employed with the Company on the last day of the applicable calendar year. Executive shall not be entitled to any partial or pro-rated bonus if Executive is not employed at the end of any calendar year during the term of this Agreement.

(d) Vacation. Executive shall be entitled to four-weeks’ vacation per year during the first year of this Agreement. Executive shall be entitled to five-weeks’ vacation during the second year of this Agreement. Executive shall be entitled to six-weeks’ vacation during the third year of this Agreement.

(e) Holidays, Sick Days and Personal Days. Executive shall be entitled to paid holidays and sick days in accordance with the Company’s policies applicable to all employees.

(f) Salary Continuation. If Executive is unable to work due to a physical or mental illness (of a nature that meets the definition of “total disability” for purposes of any Company disability insurance), the Company shall continue Executive’s base salary for up to 90 days after Executive first becomes disabled. This provision shall only apply once during the term of this Agreement.

(g) Health, Life and Disability Insurance and Profit-Sharing Plans. Executive shall be entitled to participate in Company’s group health, life, disability, stock option, retirement, or 401(k) plans or programs, if and when such plans or programs are offered by the Company, subject to the Executive having met any eligibility requirements for participation therein. Related to health insurance and health care, Executive shall receive a payment of $1,500 monthly for health care related expenses in the event that there is no Company group health insurance, or he elects not to participate in the Company group health insurance

(h)         Stock Options.

(i) The Company shall grant to Executive, effective on the first day of each of the Company’s fiscal years throughout the term of this Agreement, an option to purchase a number of shares of the Company’s common stock equal to 2% of the Company’s annual EBITDA for the prior year (or portion thereof within the term of this Agreement) up to $42.5 million in annual EBITDA, and 4% of the Company’s annual EBITDA in excess of $42.5 million, which option shall be exercisable at a price per share equal to the fair market value of one share of the common stock on the effective date of the grant (i.e. the first day of each fiscal year of the Company). The term of each option shall be five years. For example, if annual EBITDA was $1 million for the fiscal year, and the fair market value of the options on the first day of the Company’s fiscal year was $0.10, the Executive would receive options to purchase 200,000 shares (.02 x $1 million, divided by $0.10). The options shall be fully vested on the date of grant and shall include a cashless exercise provision. “Fair Market Value” of the Company’s common stock shall be computed as follows: if the common stock is traded on the OTCBB or the pinks, the fair market value shall be the average bid price for the 40 trading days prior to the effective date of grant; if the common stock is traded on the exchange, including but not limited to Nasdaq or Amex, fair market value shall be the closing price on the day prior to the effective date of the grant; if the common stock is not traded on any exchange or quotation system, the fair market value shall be determined by the Board of Directors of the Company using its reasonable judgment.

(ii) Except as set forth in Section 6(b), the options shall be extinguished, to the extent not exercised, if Executive is no longer employed by the Company for any reason. Each option shall be evidenced by an option agreement that contains these terms and other provisions generally applicable to the Company’s stock option agreements.

(i) Restricted Stock Signing Bonus. The Company hereby grants to Executive 500,000 shares of the Company’s restricted stock, half of which shall vest on March 1, 2020, and half of which shall vest on March 1, 2021, assuming the Executive remains employed by the Company on such dates or has been removed by the Company prior to such vesting date or dates without cause.

(j) Expense Reimbursement. The Company shall reimburse Executive for his expenses incurred in providing services to the Company, including expenses for travel,

entertainment and similar items, in accordance with the Company’s reimbursement policies as determined from time to time by the Board of the Company. In addition to the above, the Company shall: (1) pay Executive monthly for home or personal office expenses; and (2) pay to Executive an automobile allowance of $1,200 monthly.

4. Performance Review. The Company, through its Board of Directors, shall provide Executive with an interim review and evaluation of his performance on each anniversary of this Agreement. It is contemplated that this review will normally occur in August of each year but said review may be postponed or delayed in appropriate circumstances. Executive shall be responsible for taking action to initiate the performance review.

5. Death or Disability.

(a) In the event of Executive’s death, this Agreement and the Executive’s salary and compensation shall automatically end.

(b) Subject to Section 3(f), if Executive becomes unable to perform his employment duties on a full-time basis during the term of this Agreement, his compensation under this Agreement shall automatically be suspended after any accrued paid-time-off has been exhausted and shall continue to be suspended until such time as Executive becomes able to resume his duties for the Company. In the event that Executive becomes unable to perform his employment duties for a cumulative period of six months within any span of twelve months during the term of this Agreement, this Agreement and Executive’s employment will be automatically terminated.

6. Termination by Company for Cause or Termination due to Change in Control.

(a) The Company may terminate this Agreement, and Executive’s employment, “for cause” at any time. As used herein, “for cause” shall mean any one of the following:

A. The willful breach or habitual neglect by Executive of his job duties and responsibilities after notice by the Company; or

B. Conviction of any felony that should cause Executive to be unfit for continued employment by the Company or prevent Executive from performing his duties hereunder; or

C. Commission of an act of “dishonesty,” which act directly or indirectly involves the Company (an act of Executive shall not be deemed to be “dishonest” if Executive took such action in Executive’s good faith belief that it was honest and in the best interest of the Company); or

D. Any act or omission deemed as grounds for termination of employees as set forth in the Company’s personnel policies in existence at the time; or

E. A material breach of this Agreement, after notice and reasonable opportunity to cure.

In the event the Company terminates Executive’s employment for cause, the Company shall pay Executive’s salary through the date of termination, and any additional cash or equity compensation that would otherwise be payable for that calendar year and prior years and subsequent years, shall automatically terminate and be forfeited.

(b)          Termination due to Change in Control. If a Change in Control (as hereafter defined) should occur and the Executive either resigns or is terminated without cause within six (6) months prior to or within two (2) years after such Change in Control, the Company shall pay Executive all base salary, bonuses and other benefits that accrued prior to the effective date of the Change in Control and the following shall occur:

A.           Base Salary. The Company shall pay to Executive a lump sum equal to three (3) times Executive’s annual base salary, as then in effect, on the date of consummation of the Change in Control.

B.           Bonus. For a period of three years, the Company shall pay to Executive the bonus under Section 3(c) of the Agreement to which Executive would have been entitled if Executive had remained employed by the Company on the date the bonus became due and payable. Notwithstanding the foregoing, the total payments to be made by the Company to the Executive under Section 6(b)(A) and (B) shall not exceed $1,000,000.

C.           Effect on Stock Options. Any options granted under Section 3(h) that are unvested at the time of a Change in Control shall vest immediately and shall remain exercisable for one year following Executive’s separation from the Company on the terms set forth in the applicable option agreement (including the cashless exercise feature).

D.           Gross-Up Payment. If it is determined that any payment, benefit or distribution of any type that is made by the Company, any of its affiliates, or any person, in connection with a Change in Control or a termination of the Executive’s employment thereafter, to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to excise taxes imposed by the Internal Revenue Code, including but not limited to Sections 409A and 4999 thereof, or any interest or penalties with respect to such excise tax (such excise tax and any such interest or penalties are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive one or more additional payments (a “Gross-Up Payment”) in an amount reasonably determined to be equal to such Excise Tax. Payments under this Section are payable to the Executive even if the Executive is not eligible for severance benefits under this Agreement.

For purposes of this Section 6(b), “Change in Control” shall mean the occurrence of any of the following events: A person (or group) acquires, during a twelve (12)-month period, stock representing fifty percent (50%) or more of the total voting power of the Company, or a majority of the members of the board of directors is replaced during any twenty-four (24)-month period by directors whose appointment or election is not endorsed by a majority of the Company’s board of directors prior to the date of the appointment or election. If a person (or group) already owns at least fifty percent (50%) of the voting power, the acquisition of additional voting power shall not trigger a Change in Control under this paragraph.

6. Ratification. Except as specifically amended hereby, all terms of the Agreement, including Exhibit A thereto, shall remain in full force and effect.

7. Effect on Restricted Stock in Event of Termination. Upon termination of this Agreement by the Company for cause, any restricted stock granted, or to be granted, pursuant to Section 3(h) hereof that has not been earned or vested as of the date of termination shall be cancelled. Upon termination of this Agreement by the Company without cause, any restricted stock granted pursuant to Section 3(h) hereof that is not vested shall vest immediately upon the date of termination.

8. Cooperation. Upon the termination of this Agreement for any reason, Executive agrees to cooperate with the Company in effecting a smooth transition of the management of the Company with respect to the duties and responsibilities, which Executive performed for the Company. Further, after termination of this Agreement, Executive will upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation to which the Company is or may become party.

9. Confidentiality, Non-Compete and Property Rights. As a material inducement to the Company to enter into this Agreement, Executive has executed and delivered, or will execute and deliver, effective as of the Effective Date, a Confidentiality, Invention and Non-Competition Agreement (“Non-Compete Agreement”) in substantially the form attached hereto as Exhibit A. Upon the Effective Date, Executive shall have resigned as an officer, director, and/or employee from any and all businesses with which he is or has been affiliated other than the Permitted Entities, if any, identified in the Non-Compete Agreement.

10. Resolution of Disputes by Arbitration. Any claim or controversy that arises out of or relates to this Agreement, or the breach of it, will be resolved by arbitration in Las Vegas, Nevada in accordance with the rules then existing of the American Arbitration Association. Judgment upon the award rendered may be entered in any court possessing jurisdiction over arbitration awards. This Section shall not limit or restrict the Company’s right to obtain injunctive relief for violations of the Non-Compete Agreement. The prevailing party shall be entitled to payment for all costs and reasonable attorneys’ fees (both trial and appellate) incurred by the prevailing party in regard to the proceedings.

11. Adequate Consideration. Executive expressly agrees that the Company has provided adequate, reasonable consideration for the obligations imposed upon him in this Agreement.

12. Effect of Prior Agreements. This Agreement supersedes any prior agreement or understanding between the Company and Executive.

13. Limited Effect of Waiver by Company. If the Company waives a breach of any provision of this Agreement by Executive, that waiver will not operate or be construed as a waiver of later breaches by Executive.

14. Notices. All notices and other communications that are required or may be given under this Agreement shall be in writing and shall be delivered personally, by overnight courier or by certified mail, with postage prepaid and with a return receipt requested, addressed to the party concerned at the following addresses:

If to the Company:	CLS Holdings USA, Inc.
1800 S. Industrial Road Suite 100 Las Vegas, Nevada, 33156 Attn: Ross Silver

With a copy to:	Glover & Associates
1750 E. Ocotillo Road unit 21, Phoenix, Arizona 85016 Attn: Michael Glover

If to Executive:	Andrew Glashow
115 Kane Avenue Middletown, RI 02842

15. Severability. If any provision of this Agreement is held invalid for any reason, such invalid provision shall be reformed, to the extent possible, to best reflect the intention of the parties, and the other provisions of this Agreement will remain in effect, insofar as they are consistent with law.

16. Assumption of Agreement by Company’s Successors and Assigns. At the Company’s sole option, the Company’s rights and obligations under this Agreement will inure to the benefit and be binding upon the Company’s successors and assigns. Executive may not assign his rights and obligations under this Agreement.

17. Applicable Law. Executive and the Company agree that this Agreement shall be subject to, and enforceable under, the laws of the State of Nevada, without giving effect to Nevada’s choice of law provisions.

18. Entire Agreement; Oral Modifications Not Binding. This instrument is the entire Agreement between the Company and Executive with respect to the subject matter hereof. Executive agrees that no other promises or commitments have been made to Executive. This Agreement may be altered by the parties only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on March 1, 2023.

CLS HOLDINGS USA, INC.	CLS HOLDINGS USA INC.

By: /s/ Ross Silver	By: /s/ David Zelinger
Ross Silver, Board Member	David Zelinger, Board Member

EXECUTIVE

By: /s/ Andrew Glashow
Andrew Glashow

EXHIBIT A

EMPLOYEE

CONFIDENTIALITY, INVENTION

AND NON-COMPETITION AGREEMENT

THIS AGREEMENT, effective as of March 1, 2023, is between CLS Holdings USA Inc, a Nevada corporation (the “Company”), and Andrew Glashow (the “Employee”), an employee of the Company.

A.         The Company is in the business of cannabis cultivation, extraction, production, packaging, and sale.

B.         The Company has expended considerable time, effort and resources in the development of its trade secrets and certain confidential information, which must be maintained as confidential in order to ensure the success of the Company’s business.

C.         The Company has expended considerable funds, time, effort and resources in the recruiting and training of its highly trained workforce, which must also be maintained in order to ensure the success of the Company’s business.

D.         By virtue of the Employee’s employment with the Company, the Employee will be entrusted by the Company with its valuable assets, will be performing services in a confidential capacity and will be acquiring knowledge about the Company’s valuable Trade Secrets and Confidential Information.

E.         The Company desires reasonable protection of its confidential business and technical information, its trade secrets, and its highly trained workforce and Employee recognizes the importance of protecting these Company assets.

F.         The Company and the Employee are entering into an Employment Agreement concurrently with the execution of this Agreement, pursuant to which the Employee will receive compensation, stock, severance in the event of termination of employment in certain circumstances and other benefits.

G.         The Company requires the Employee to agree and the Employee hereby does agree, in exchange for the compensation and other benefits provided in the Employment Agreement and the promise of at-will employment with the Company, to reasonable restrictions on the Employee’s activities during and for a reasonable period of time after the Employee’s termination of employment, for the purpose of ensuring the preservation and protection of the Company’s assets, including its intellectual property, proprietary information, trade secrets, physical assets, and its highly trained workforce.

The Company and the Employee, each intending to be legally bound, agree as follows:

1.    Confidential Information.

(a)    Definition. “Confidential Information,” as used in this Section 1, means information or material which is not generally available to or used by others, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including without limitation:

(i)    information or material relating to the Company and its businesses as conducted or anticipated to be conducted, business plans, financial and accounting information, operational data, sales and marketing plans, past, current or anticipated products or services, regulatory and clinical plans and activities, customers or prospective customers, plans, technical information, or activities relating to research, engineering, development, manufacturing, purchasing, accounting, or marketing;

(ii)    information and material relating to the Company’s Inventions (as defined below);

(iii)    information which when received is marked as “proprietary”, “private” or “confidential”;

(iv)    trade secrets; and

(v)    any similar information of the type described above which the Company obtained from another party and which the Company treats as or designates as being proprietary, private or confidential, whether or not owned or developed by the Company.

Notwithstanding the foregoing, “Confidential Information” does not include any information that is now or later becomes lawfully in the public domain; provided, however, that information which is published by or with the aid of the Employee contrary to the requirements of this Agreement will not be considered to have been lawfully published, and therefore will not be in the public domain for purposes of this Agreement.

(b)    Employee’s Responsibilities. The Employee agrees that he will not directly or indirectly disclose or use Confidential Information at any time, either during or subsequent to his employment by the Company and any of its subsidiaries or affiliates (which obligation will survive indefinitely), except as such disclosure or use may be required in connection with his work for the Company or unless the Employee first secures the written consent of the Company. Upon termination of his employment, the Employee will promptly return to the Company all originals and all copies of all property and assets of the Company created or obtained by the Employee as a result of, or in the course of, or in connection with, his employment with the Company which are in the Employee’s possession or control in any form (including electronic), whether or not constituting Confidential Information, including, but not limited to, computer files, software programs, computer equipment, storage devices (including, but not limited to, CDs, DVDs or flash drives), correspondence, notes, memoranda, notebooks, drawings, prototypes, customer lists, or other documents and assets delivered to or obtained by the Employee concerning any idea, product, apparatus, invention or process manufactured, used, developed, investigated or marketed by the Company during the period of his employment.

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(c)    Former Employer Confidential Information. The Employee agrees that the Employee will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer of the Employee or other person or entity with which the Employee has an agreement or duty to keep in confidence information acquired by the Employee, if any. The Employee also agrees that the Employee will not bring onto the Company’s premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(d)    Third Party Confidential Information. The Employee recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Employee agrees that, during the term of this Agreement and thereafter, the Employee owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the services for the Company consistent with the Company’s agreement with such third party.

2.    Inventions.

(a)    Inventions. “Inventions” means any inventions, discoveries, improvements, and ideas, whether or not in writing or reduced to practice and whether or not patentable or copyrightable, made, authored or conceived by the Employee, whether by the Employee’s individual efforts or in connection with the efforts of others, and that either (i) relate in any way to the Company’s business, products or processes, past, present, anticipated or under development, or (ii) result in any way from the Employee’s employment by the Company, or (iii) use the Company’s equipment, supplies, facilities or trade secret information.

(b)    Company Rights. The Employee agrees that all Inventions made by the Employee during the period of the Employee’s employment with the Company and for six (6) months thereafter, whether made during the working hours of the Company or on the Employee’s own time, will be the sole and exclusive property of the Company. The Employee will, with respect to any Invention: (i) keep current, accurate, and complete records concerning the Invention, which will belong to the Company and will be kept and stored on the Company’s premises; (ii) promptly and fully disclose the existence and describe the nature of the Invention to the Company in writing (and without request); (iii) assign (and the Employee hereby assigns) to the Company all of the Employee’s right, title and interest in and to the Invention, any applications the Employee makes for patents or copyrights in any country, and any patents or copyrights granted to the Employee in any country; and (iv) acknowledge and deliver promptly to the Company any written instruments, and perform any other acts necessary in the Company’s opinion to preserve property rights in the Invention against forfeiture, abandonment or loss and to obtain and maintain letters patent and/or copyrights on the Invention and to vest the entire right and title to the Invention in the Company. The Employee agrees to perform promptly all acts as may be necessary in the Company’s opinion to preserve all patents and/or copyrights granted upon any Invention against forfeiture, abandonment or loss. The Employee agrees to perform such

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acts at no charge to the Company, unless the Company requests the Employee’s substantive review or analysis after the Employee is no longer employed by the Company, in which case the Company will compensate the Employee at an hourly rate that is equivalent to the Employee’s base salary at the time of termination of employment for such substantive review or analysis. The Company will reimburse the Employee for reasonable out-of-pocket expenses incurred in connection with performing such acts.

(c)    Exclusions. The requirements of Section 2(b) of this Agreement do not apply to any Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Employee’s own time, and (i) which does not relate to the Company’s business or to the Company’s actual or demonstrably anticipated research or development, or (ii) which does not result from any work the Employee performed for the Company. The Employee represents that as of the date of this Agreement, the Employee has no rights under, and will make no claims against, the Company with respect to any inventions, discoveries, improvements, ideas or works of authorship which would be Inventions if made, conceived, authored or acquired by the Employee during the term of this Agreement (“Prior Inventions”). The Employee will inform the Company in writing before incorporating such Prior Inventions into any Invention or otherwise utilizing such Prior Invention in the course of the Employee’s employment with the Company, and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. The Employee will not incorporate any invention, improvement, development, concept, discovery, work of authorship or other proprietary information owned by any third party into any Invention without the Company’s prior written permission.

(d)    Works Made for Hire. To the extent that any Invention qualifies as “work made for hire” as defined in 17 U.S.C. § 101 (1976), as amended, such Invention will constitute “work made for hire” and, as such, will be the exclusive property of the Company.

(e)    Further Assurances. The Employee agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Inventions, and testifying in a suit or other proceeding relating to such Inventions.

(f)    Attorney-in-Fact. The Employee agrees that, if the Company is unable because of the Employee’s unavailability, mental or physical incapacity, or for any other reason to secure his signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign

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patents, trademarks or copyright registrations assigned to the Company hereunder, then the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and on his behalf to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such patents, trademark and copyright registrations with the same legal force and effect as if executed by the Employee. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

(g)    Presumption. In the event of any dispute, arbitration or litigation concerning whether an invention, improvement or discovery made or conceived by Employee is the property of the Company, such invention, improvement or discovery will be presumed the property of the Company and the Employee will bear the burden of establishing otherwise..

3.    Competitive Activities.

(a)    No Conflict. The Employee represents and warrants to the Company that he is not currently subject to a non-competition, confidentiality or other such agreement with a former employer which prohibits the Employee from working for the Company.

(b)    Company Product. “Company Product” means any actual or potential product, product line or service that has been investigated, studied, conceived, designed, developed, manufactured, marketed or sold by the Company during the Employee’s employment with the Company.

(c)    Non-Compete. The Employee agrees that, during his or her employment with the Company and for a period of one (1) year after employment with the Company ends, the Employee will not alone, or in any capacity with another individual or entity, do any of the following:

(i)    directly or indirectly participate in or support in any capacity (e.g., as an advisor, principal, agent, partner, officer, director, shareholder, employee or otherwise) the manufacture, invention, development, sale, solicitation of sale, marketing, testing, research or other business aspect of any actual or projected product, product line or service designed, developed, manufactured, marketed or sold by anyone other than the Company that performs similar functions or is used for the same general purposes as a Company Product;

(ii)    disrupt, damage, impair, or interfere with the business of the Company whether by way of interfering with or disrupting the Company’s relationship with employees, customers, agents, representatives, suppliers or vendors; or

(iii)    employ or attempt to employ (by soliciting or assisting anyone else in the solicitation of) any of the Company’s then employees on behalf of any other entity, whether or not such entity competes with the Company.

(d)    Exceptions. The restrictions contained in Section 3(c) of this Agreement will not prevent the Employee from accepting employment with a large diversified organization with separate and distinct divisions that do not compete, directly or indirectly, with the

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Company, as long as prior to accepting such employment the Company receives separate written assurances from the prospective employer and from the Employee, satisfactory to the Company, to the effect that the Employee will not render any services, directly or indirectly, to any division or business unit that competes, directly or indirectly, with the Company. During the restrictive period set forth in Section 3(c), the Employee will inform any new employer, prior to accepting employment, of the existence of this Agreement and provide such employer with a copy of this Agreement. The restrictions contained in Section 3(c) of this Agreement will not prevent the Employee from owning less than 1.0% of the outstanding shares of any company whose shares are traded on a national securities exchange, the Nasdaq Stock Market or in the over-the-counter market.

(e)    Cessation of Business. Section 3(c) of this Agreement will cease to be applicable to any activity of the Employee from and after such time as the Company (i) has ceased all business activities for a period of six (6) months or (ii) has made a decision through its Board of Directors not to continue, or has ceased for a period of six (6) months, the business activities with which such activity of the Employee would be competitive.

(f)    No Additional Compensation. In the event that the Employee’s employment with the Company terminates for any reason, no additional compensation will be paid for the non-competition obligations under Section 3(c).

4.    Miscellaneous.

(a)    Survival. The obligations of Sections 1, 2 and 3 will survive the expiration or termination of this Agreement.

(b)    Exit Interview. Upon termination of employment with the Company, the Employee agrees to participate in an exit interview with representatives of the Company to discuss the Employee’s continuing obligations under this Agreement.

(c)    Employment At-Will. Nothing in this Agreement is intended to establish any minimum period of the Employee’s continuing employment, and such employment continues to be on an “at-will” basis. The Employee acknowledges that his or her employment with the Company is terminable at will at any time by either party for any reason not prohibited by law.

(d)    No Adequate Remedy. The Employee understands that if the Employee fails to fulfill the Employee’s obligations under this Agreement, the damages to the Company would be very difficult to determine. Therefore, in addition to any other rights or remedies available to the Company at law, in equity, or by statute, the Employee hereby consents to the specific enforcement of this Agreement by the Company through an injunction or restraining order issued by an appropriate court.

(e)    Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all previous proposals, oral or written, and all negotiations, conversations or discussions heretofore had between the parties related to this Agreement.

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(f)    Governing Law. This Agreement will be governed by and construed according to the internal laws of the State of Nevada (without regard to the laws of conflict of any jurisdiction) as to all matters, including, without limitation, validity, interpretation, liability, performance and remedies. Any legal proceeding related to this Agreement will be brought in an appropriate Nevada court, and both the Company and the Employee hereby consent to the exclusive jurisdiction of that court for this purpose.

(g)    Successors and Assigns. This Agreement is binding upon and the benefits and obligations provided for herein inure to the Company’s successors and assigns, all of which are included in the term the “Company” as it is used in this Agreement. The parties hereto shall not assign this agreement and/or their respective rights and obligations hereunder, except that the Company may assign its respective rights and obligations hereunder in connection with a merger, consolidation, assignment, sale, or other disposition of all or substantially all of its assets or business.

(h)    Construction. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent declared invalid by a court of competent jurisdiction under the applicable law, that provision will remain effective to the extent not declared invalid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

(i)    Counterparts. This Agreement may be executed in any number of counterparts each copy of which shall for all purposes be deemed an original. Facsimile or email pdf execution and delivery of this Agreement shall be legal, valid and binding execution and delivery for all purposes.

IN WITNESS WHEREOF, the Company and the Employee have executed this Confidentiality, Assignment of Inventions, and Non-Competition Agreement on the date set forth below, to be effective as of the date first written above.

EMPLOYEE	CLS HOLDINGS USA, INC.

/s/ Andrew Glashow	By: /s/ David Zelinger
Andrew Glashow	Title: Board Member

Date: January 12, 2023	Date: January 12, 2023

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